Exhibit 10.4
KEYCORP
DEFERRED BONUS PLAN
ARTICLE I
     In accordance with the requirements of the American Jobs Creation Act of 2004, the KeyCorp Signing Bonus Plan (“Plan”) originally established January 1, 1999, is hereby amended and restated in its entirety as the KeyCorp Deferred Bonus Plan, effective January 1, 2005. The Plan as amended and restated, is structured to provide for the mandatory deferral of certain bonuses granted to selected employees of KeyCorp at the time of their initial employment with KeyCorp. As structured, the Plan is intended to provide those selected employees of KeyCorp with a tax-favorable savings vehicle, while allowing KeyCorp to retain the employee’s continued employment. It is the intention of KeyCorp, and it is the understanding of those employees who become covered under the Plan, that the Plan is unfunded for tax purposes. It is also the understanding of those employees covered under the Plan that the Plan will be administered in accordance with the requirements of Section 409A of the Code.
ARTICLE II
DEFINITIONS
     2.1 Meaning of Definitions. For the purposes of this Plan, the following words and phrases shall have the meanings hereinafter set forth, unless a different meaning is clearly required by the context:
(a)	"Beneficiary” shall mean the person, persons or entity entitled under Article VIII to receive any Plan benefits payable after a Participant’s death.

(b)	"Board” shall mean the Board of Directors of KeyCorp, the Board’s Compensation and Organization Committee, or any other committee designated by the Board or a subcommittee designated by the Board’s Compensation and Organization Committee.

(c)	"Change of Control” shall be deemed to have occurred if under a rabbi trust arrangement established by KeyCorp (“Trust”), as such Trust may from time to time be amended or substituted, the Corporation is required to fund the Trust because a “Change of Control”, as defined in the Trust, has occurred on and after January 1, 1999.

(d)	"Common Stock Account” shall mean the investment account established under the Plan for bookkeeping purposes in which the Participant shall have his or her Bonus Deferral credited. A Participant’s Bonus Deferrals shall be credited based on a bookkeeping allocation of KeyCorp Common Shares (both whole and fractional rounded to the nearest one-hundredth of a share) (“Common Shares”), which on the date credited shall be equal in market value (as determined under the last sentence of this Section 2.1(d)) to the amount of the Bonus Deferral. The Common Stock Account shall also reflect on a bookkeeping basis all dividends, gains, and losses attributable to such Common Shares. All Bonus Deferrals credited to the Common Stock

     Account shall be based on the New York Stock Exchange’s closing price for such Common Shares as of the day such Bonus Deferral is credited to the Participant’s Plan Account.
(e)	"Corporation” shall mean KeyCorp, an Ohio corporation, its corporate successors, and any corporation or corporations into or with which it may be merged or consolidated.

(f)	"Date of Hire” shall mean the first day an Employee commences active employment with an Employer.

(f)	"Determination Date” shall mean as of the date that the Participant vests in his or her Bonus Deferral amount.

(g)	"Disability” shall mean (1) the physical or mental disability of a permanent nature which prevents a Participant from performing the duties the Participant was employed to perform for his or her Employer when such disability commenced, (2) qualifies for disability benefits under the federal Social Security Act within 30 months following the Participant’s disability, and (3) qualifies the Participant for disability coverage under the KeyCorp Long Term Disability Plan.

(h)	"Distribution Agreement” shall mean the executed agreement submitted by the Employee to the Corporation in conjunction with the Employee’s execution of his or her employment agreement or as otherwise required by the Corporation, which shall contain, in pertinent part, the Employee’s distribution instructions for such Bonus Deferrals when vested. In the event the Employee elects to transfer vested Bonus Deferrals to the KeyCorp Second Deferred Compensation Plan, the transferred Bonus Deferrals shall be subject to a mandatory 5 year deferral period from the date such Bonus Deferral is transferred to the KeyCorp Second Deferred Compensation Plan (i.e. the date that it is otherwise payable to the Participant) under the subsequent election requirements of Section 409A of the Code.

(i)	"Employee” shall mean a common law employee who is employed by an Employer.

(j)	"Employer” shall mean the Corporation and any of its subsidiaries or affiliates, unless specifically excluded as an Employer for Plan purposes by written action by an officer of the Corporation. An Employer’s Plan participation shall be subject to all conditions and requirements made by the Corporation, and each Employer shall be deemed to have appointed the Plan Administrator as its exclusive agent under the Plan as long as it continues as an Employer.

(k)	"Harmful Activity” shall have occurred if the Participant shall do any one or more of the following. This provision shall survive the Participant’s termination of employment with Key:
(i)	Use, publish, sell, trade or otherwise disclose Non-Public Information of KeyCorp unless such prohibited activity was inadvertent, done in good faith and did not cause significant harm to KeyCorp.

(ii)	After notice from KeyCorp, fail to return to KeyCorp any document, data, or thing in his or her possession or to which the Participant has access that may involve Non-Public Information of KeyCorp.

(iii)	After notice from KeyCorp, fail to assign to KeyCorp all right, title, and interest in and to any confidential or non-confidential Intellectual Property which the Participant created, in whole or in part, during employment with KeyCorp, including, without limitation, copyrights, trademarks, service marks, and patents in or to (or associated with) such Intellectual Property.

(iv)	After notice from KeyCorp, fail to agree to do any acts and sign any document reasonably requested by KeyCorp to assign and convey all right, title, and interest in and to any confidential or non-confidential Intellectual Property which the Participant created, in whole or in part, during employment with KeyCorp, including, without limitation, the signing of patent applications and assignments thereof.

(v)	Upon the Participant’s own behalf or upon behalf of any other person or entity that competes or plans to compete with KeyCorp, solicit or entice for employment or hire any KeyCorp employee.

(vi)	Upon the Participant’s own behalf or upon behalf of any other person or entity that competes or plans to compete with KeyCorp, call upon, solicit, or do business with (other than business which does not compete with any business conducted by KeyCorp) any KeyCorp customer the Participant called upon, solicited, interacted with, or became acquainted with, or learned of through access to information (whether or not such information is or was non-public) while the Participant was employed at KeyCorp unless such prohibited activity was inadvertent, done in good faith, and did not involve a customer whom the Participant should have reasonably known was a customer of KeyCorp.

(vii)	Upon the Participant’s own behalf or upon behalf of any other person or entity that competes or plans to compete with KeyCorp, after notice from KeyCorp, continue to engage in any business activity in competition with KeyCorp in the same or a closely related activity that the Participant was engaged in for KeyCorp during the one year period prior to the termination of the Participant’s employment.

For purposes of this Section 2.1(k) the term:

“Intellectual Property” shall mean any invention, idea, product, method of doing business, market or business plan, process, program, software, formula, method, work of authorship, or other information, or thing relating to KeyCorp or any of its businesses.

“Non-Public Information” shall mean, but is not limited to, trade secrets, confidential processes, programs, software, formulas, methods, business information or plans, financial information, and listings of names (e.g., employees, customers, and suppliers) that are developed, owned, utilized, or maintained by an employer such as KeyCorp, and that of its customers or suppliers, and that are not generally known by the public.

“KeyCorp” shall include KeyCorp, its subsidiaries, and its affiliates.
(l)	"Bonus Deferral” shall mean all or any portion of the Employee’s employment-signing bonus that the Employer automatically defers to the Plan.

(m)	"Participant” shall mean an Employee who meets the eligibility and participation requirements set forth in Section 3.1 of the Plan.

(n)	"Plan” shall mean the KeyCorp Deferred Bonus Plan with all amendments hereafter made.

(o)	"Plan Account” shall mean the bookkeeping account established by the Corporation for each Plan Participant, which shall reflect the Bonus Deferral deferred to the Plan on a bookkeeping basis, with all earnings, dividends, gains, and losses thereon. Plan Accounts shall not constitute separate Plan funds or separate Plan assets. Neither the maintenance of, nor the crediting of amounts to such Plan Accounts shall be treated (i) as the allocation of any Corporation assets to, or a segregation of any Corporation assets in any such Plan Accounts, or (ii) as otherwise creating a right in any person or Participant to receive specific assets of the Corporation.

(p)	"Plan Year” shall mean the calendar year.

(q)	"Termination Under Limited Circumstances” shall mean the termination (whether by the Participant or the Employer) of a Participant’s employment from his or her Employer, and from any other Employer (i) under circumstances in which the Participant is entitled to receive severance benefits or salary continuation benefits under the KeyCorp Separation Pay Plan, (ii) under circumstances in which the Participant is entitled to severance benefits or salary continuation or similar benefits under a change of control agreement or employment agreement within two years after a change of control (as defined by such agreement) has occurred, or (iii) as otherwise expressly approved by an officer of the Corporation.

(s)	"Termination of Employment” shall mean the voluntary or involuntary termination of the Participant’s employment from his or her Employer and from any other Employer, but shall not include the Participant’s Termination Under Limited Circumstances or termination as a result of Disability or death.
     2.2 Pronouns. The masculine pronoun wherever used herein includes the feminine in any case so requiring, and the singular may include the plural.
ARTICLE III
ELIGIBILITY AND PARTICIPATION
     3.1 Eligibility and Participation. An Employee shall become a Plan Participant upon the Employer’s mandatory deferral of the Employee’s Bonus Deferral.
ARTICLE IV
BONUS DEFERRALS
     4.1 Crediting of Bonus Deferrals. All Bonus Deferrals shall be credited on a bookkeeping basis to a Plan Account established in the Participant’s name as of the date on which the Bonus Deferral would have been payable to the Participant but for the Employer’s mandatory deferral of such Bonus Deferral to the Plan.
     4.2 Investment of Bonus Deferrals. Bonus Deferrals shall be automatically invested on a bookkeeping basis in the Plan’s Common Stock Account.
     4.3 Determination of Amount. The Plan Administrator shall verify the amount of the Bonus Deferral, with all dividends, gains and losses, if any, credited to each Participant’s Plan Account in accordance with the provisions of the Plan. The reasonable and equitable decision of the Plan Administrator as to the value of each Plan Account shall be conclusive and binding upon the Participants and the Beneficiary of each deceased Participant having any interest, direct or indirect in the Participant’s Plan Account. As soon as reasonably practicable after the close of the Plan Year, the Corporation shall send each Participant an itemized statement that shall reflect the Participant’s Plan Account balance.
     4.4 Corporate Assets. All Bonus Deferrals, dividends, earnings and any other gains and losses credited to each Participant’s Plan Account on a bookkeeping basis, remain the assets and property of the Corporation, which shall be subject to distribution to the Participant only in accordance with Article VI of the Plan. Distributions made under the Plan shall be in the form of Common Shares or as a bookkeeping plan-to-plan transfer to the KeyCorp Second Deferred Compensation Plan as provided for in Article VI hereof. Participants and Beneficiaries shall have the status of general unsecured creditors of the Corporation. Nothing contained in the Plan shall create, or be construed as creating a trust of any kind or any other fiduciary relationship between the Participant, the Corporation, or any other person. It is the intention of the Corporation and it is the understanding of the Participant that the Plan is an unfunded Plan.
     4.5 No Present Interest. Subject to any federal statute to the contrary, no right or benefit under the Plan and no right or interest in each Participant’s Plan Account shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge any right or benefit under the Plan, or Participant’s Plan Account shall be void. No right, interest, or benefit under the Plan or Participant’s Plan Account shall be liable for or subject to the debts, contracts, liabilities, or torts of the Participant or Beneficiary, including an domestic relations proceedings. If the Participant or Beneficiary becomes bankrupt or attempts to alienate, sell, assign, pledge, encumber, or charge any right under the Plan or Participant’s Plan Account, such attempt shall be void and unenforceable.
ARTICLE V
VESTING
     5.1 Bonus Deferral Vesting. The calculation of a Participant’s vested interest in the Bonus Deferral credited on a bookkeeping basis to the Participant’s Plan Account shall be measured in whole calendar years. A Participant shall become vested in the Bonus Deferral allocated on a bookkeeping basis to the Participant’s Plan Account with all earnings, gains, and losses thereon after three full calendar years of service with his or her Employer following the Bonus Deferral Date (as defined in Section 5.1(a)). Alternatively, at the Employer’s election, with such election having been clearly communicated to the Employee in writing prior to the Bonus Deferral Date, the Employee shall become vested in his or her Bonus Deferral under the following three-year graded vesting schedule (or such other multi-year vesting schedule as is expressly communicated in writing to the Employee by the Employer prior to the Participant’s Bonus Deferral Date):

     (a) One full calendar year from the Participant’s Bonus Deferral Date but less than two full calendar years from such Bonus Deferral Date 33%.
     (b) Two full calendar years from the Participant’s Bonus Deferral Date but less than three full calendar years from such Bonus Deferral Date 66%.
     (c) Three full calendar years from the Participant’s Bonus Deferral Date 100%.
Notwithstanding the foregoing provisions of this Section 5.1, however, a Participant shall become fully vested in the Bonus Deferral credited on a bookkeeping basis to the Participant’s Plan Account upon the Participant’s Termination Under Limited Circumstances, Disability or death.
     5.2 Forfeiture of the Participant’s Bonus Deferral. Notwithstanding any provision of the Plan to the contrary, upon the Participant’s Termination of Employment, the not vested Bonus Deferral credited on a bookkeeping basis to the Participant’s Plan Account with all earnings and gains thereon shall be automatically forfeited as of the Participant’s last day of employment.
ARTICLE VI
DISTRIBUTION OF PLAN BENEFITS
     6.1 Distribution of the Participant’s Bonus Deferral. A Participant’s vested Bonus Deferral with all earnings and gains thereon shall be distributed from the Plan concurrently with or immediately following the Participant’s vesting in his or her Bonus Deferral in accordance with the distribution directions provided by the Participant in his or her Distribution Agreement, as follows:
(a)	as a single lump sum distribution of Common Shares, or

(b)	as a plan-to-plan transfer of the Participant’s vested Bonus Deferral to the KeyCorp Second Deferred Compensation Plan’s Common Stock Account, provided, that the Participant is in a benefits designator 86 or above and is otherwise eligible to participate in the KeyCorp Second Deferred Compensation Plan. Such plan-to-plan transfer will be subject to the subsequent election provisions of Section 409A of the Code and will not be subject to distribution from the Second Deferred Compensation Plan until the requirements of Section 409A of the Code have been met.
Subject to the withholding requirements of Section 6.5 hereof, lump sum distributions from the Plan shall be made in Common Shares based on the bookkeeping number of whole and fractional Common Shares attributable to the Participant’s vested Bonus Deferral maintained in the Plan’s Common Stock Account as of the Determination Date concurrently with or immediately preceding the date of such distribution. Participants’ Plan Account balances transferred to the KeyCorp Second Deferred Compensation Plan’s Common Stock Account will not be subject to investment diversification and/or reallocation under the KeyCorp Second Deferred Compensation Plan.
     6.2 Distributions Following Termination Under Limited Circumstances, Disability or Death. Upon the Participant’s Termination Under Limited Circumstances, Disability, or death, the Bonus Deferral credited to the Participant’s Plan Account with all earnings, gains, and losses thereon shall become immediately vested and shall be distributed to the Participant or the Participant’s Beneficiary in a single lump sum distribution of Common Shares, net of all applicable tax withholdings.

     6.3 Payment Limitation for Key Employees. Notwithstanding any other provision of the Plan to the contrary, in the event that the Participant constitutes a “key” employee of the Corporation (as that term is defined in accordance with Section 416(i) of the Code without regard to paragraph (5) thereof), distributions of the Participant’s vested Bonus Deferral shall not be made before the date which is six months after the Participant’s date of separation from service (or, if earlier, the date of death of the Participant). The term “separation from service” shall be defined for Plan purposes in accordance with the requirements of Section 409A of the Code and applicable regulations issued thereunder.
     6.4 Harmful Activity. If a Participant engages in any “Harmful Activity” prior to or within twelve months after the Participant’s Termination of Employment with an Employer, then all not vested Plan benefits shall be immediately forfeited, and any Plan distributions made to the Participant within one year prior to the Participant’s Termination or Retirement date shall be fully repaid by the Participant to the Corporation within 60 days following the Participant’s receipt of the Corporation’s notice of such Harmful Activity.
     The foregoing restrictions shall not apply in the event that the Participant’s Termination of Employment within two years after a Change of Control if any of the following have occurred: a relocation of the Participant’s principal place of employment more than 35 miles from the Participant’s principal place of employment immediately prior to the Change of Control, a reduction in the Participant’s base salary after a Change of Control, or Termination of Employment under circumstances in which the Participant is entitled to severance benefits or salary continuation or similar benefits under a change of control agreement, employment agreement, or severance or separation pay plan.
     The determination by the Corporation as to whether a Participant has engaged in a “Harmful Activity” prior to or within twelve months after the Participant’s termination of employment with an Employer shall be final and conclusive upon the Participant and upon all other Persons.
     6.5 Withholding. The withholding of taxes with respect to any Bonus Deferral with all earnings and gains thereon shall be made at such time as it becomes required by any state, federal or local law; such taxes shall be withheld from the Bonus Deferral in accordance with applicable law and shall be paid by reducing the number of Common Shares to be distributed to the Participant based on such Common Shares’ market value as of the distribution date.
     6.6 Facility of Payment. If it is found that any individual to whom an amount is payable hereunder is incapable of attending to his or her financial affairs because of any mental or physical condition, including the infirmities of advanced age, such amount (unless prior claim therefor shall have been made by a duly qualified guardian or other legal representative) may, in the discretion of the Corporation, be paid to another person for the use or benefit of the individual found incapable of attending to his or her financial affairs or in satisfaction of legal obligations incurred by or on behalf of such individual. Any such payment shall be charged to the Participant’s Plan Account from which any such payment would otherwise have been paid to the individual found incapable of attending to his or her financial affairs, and shall be a complete discharge of any liability therefor under the Plan.

ARTICLE VII
BENEFICIARY DESIGNATION
     7.1 Beneficiary Designation. Subject to Section 7.3 hereof, each Participant shall have the right, at any time, to designate one or more persons or an entity as Beneficiary (both primary as well as secondary) to whom benefits under this Plan shall be paid in the event of Participant’s death prior to complete distribution of the Participant’s vested Plan Account. Each Beneficiary designation shall be in a written form prescribed by the Corporation and shall be effective only when filed with the Corporation during the Participant’s lifetime.
     7.2 Changing Beneficiary. Any Beneficiary designation may be changed by the Participant without the consent of the previously named Beneficiary by the Participant’s filing of a new designation with the Corporation. The filing of a new designation shall cancel all designations previously filed by the Participant.
     7.3 No Beneficiary Designation. If a Participant fails to designate a Beneficiary in the manner provided above, if the designation is void, or if the Beneficiary (including all contingent Beneficiaries) designated by a deceased Participant dies before the Participant, or if the Beneficiary disclaims his or her interest in such benefit, the Participant’s Beneficiary shall be the Participant’s estate.
ARTICLE VIII
ADMINISTRATION
     8.1 Administration. The Corporation, as the “Plan Administrator” shall be responsible for the general administration of the Plan, for carrying out the provisions hereof, and for making payments hereunder. The Corporation shall have the sole and absolute discretionary authority and power to carry out the provisions of the Plan, including, but not limited to, the authority and power (a) to determine all questions relating to the eligibility for and the amount of any benefit to be paid under the Plan, (b) to determine all questions pertaining to claims for benefits and procedures for claim review, (c) to resolve all other questions arising under the Plan, including any questions of construction and/or interpretation, and (d) to take such further action as the Corporation shall deem necessary or advisable in the administration of the Plan. All findings, decisions, and determinations of any kind made by the Plan Administrator shall not be disturbed unless the Plan Administrator has acted in an arbitrary and capricious manner. Subject to the requirements of law, the Plan Administrator shall be the sole judge of the standard of proof required in any claim for benefits and in any determination of eligibility for a benefit. All decisions of the Plan Administrator shall be final and binding on all parties. The Corporation may employ such attorneys, investment counsel, agents, and accountants as it may deem necessary or advisable to assist it in carrying out its duties hereunder. The actions taken and the decisions made by the Corporation hereunder shall be final and binding upon all interested parties subject, however, to the provisions of Section 8.2. The Plan Year, for purposes of Plan administration, shall be the calendar year.
     8.2 Claims Review Procedure. Whenever the Plan Administrator decides for whatever reason to deny, whether in whole or in part, a claim for benefits under this Plan filed by any person (herein referred to as the “Claimant”), the Plan Administrator shall transmit a written notice of its decision to the Claimant, which notice shall be written in a manner calculated to be understood by the Claimant and shall contain a statement of the specific reasons for the denial of the claim and a statement advising the Claimant that, within 60 days of the date on which he or she receives such notice, he or she may obtain review of the decision of the Plan Administrator in accordance with the procedures hereinafter set forth. Within such 60-day period, the Claimant or his or her authorized representative may request that the claim denial be reviewed by filing with the Plan Administrator a written request therefor, which request shall contain the following information:
(a)	the date on which the request was filed with the Plan Administrator; provided, however, that the date on which the request for review was in fact filed with the Plan Administrator shall control in the event that the date of the actual filing is later than the date stated by the Claimant pursuant to this paragraph (a);

(b)	the specific portions of the denial of his or her claim which the Claimant requests the Plan Administrator to review;

(c)	a statement by the Claimant setting forth the basis upon which he or she believes the Plan Administrator should reverse its previous denial of the claim and accept the claim as made; and

(d)	any written material which the Claimant desires the Plan Administrator to examine in its consideration of his or her position as stated pursuant to paragraph (b) above.
     In accordance with this Section 8.2, if the Claimant requests a review of the claim decision, such review shall be made by the Plan Administrator, who shall, within sixty (60) days after receipt of the request form, review and render a written decision on the claim containing the specific reasons for the decision including reference to Plan provisions upon which the decision is based. All findings, decisions, and determinations of any kind made by the Plan Administrator shall not be modified unless the Plan Administrator has acted in an arbitrary and capricious manner. Subject to the requirements of law, the Plan Administrator shall be the sole judge of the standard of proof required in any claim for benefits, and any determination of eligibility for a benefit. All decisions of the Plan Administrator shall be binding on the claimant and upon all other persons or entities. If the Participant or Beneficiary shall not file written notice with the Plan Administrator at the times set forth above, such individual shall have waived all benefits under the Plan other than as already provided, if any, under the Plan.
ARTICLE IX
AMENDMENT AND TERMINATION OF PLAN
     9.1 Reservation of Rights. The Corporation reserves the right to terminate the Plan at any time by action of the Board of Directors of the Corporation, or any duly authorized committee thereof, and to modify or amend the Plan, in whole or in part, at any time and for any reason, subject to the following:
(a)	Preservation of Account Balance. No termination, amendment, or modification of the Plan shall reduce (i) the amount of Bonus Deferrals, and (ii) all earnings and gains on such Bonus Deferrals that have accrued up to the effective date of the termination, amendment, or modification.

(b)	Changes in Earnings Rate. No amendment or modification of the Plan shall reduce the rate of earnings to be credited on Bonus Deferrals with all earnings and gains accrued thereon under the Common Stock Account until the close of the applicable Plan Year in which such amendment or modification is made.

     9.2 Effect of Plan Termination. If the Corporation terminates the Plan, either in whole or in part, the Plan Administrator shall not accept any additional Bonus Deferrals. If such a termination occurs, the Plan shall continue to operate and to be effective with regard to those Bonus Deferrals maintained in the Plan prior to the effective date of such termination.
ARTICLE X
CHANGE OF CONTROL
     10.1 Change of Control. Notwithstanding any other provision of the Plan to the contrary, in the event of a Change of Control as defined in accordance with Section 2.1(c) of the Plan, no amendment or modification of the Plan may be made at any time on or after such Change of Control (1) to reduce or modify a Participant’s Pre-Change of Control Account Balance, or (2) to reduce or modify the Common Stock Accounts’ method of calculating earnings, gains, and/or losses on the Participant’s Pre-Change of Control Account Balance. For purposes of this Section 10.1, the term “Pre-Change of Control Account Balance” shall mean, with regard to any Plan Participant, the aggregate undistributed amount of the Participant’s Bonus Deferral with all earnings, gains, and losses thereon which are credited to the Participant’s Plan Account through the close of the calendar year in which such Change of Control occurs.
     10.2 Common Stock Conversion. In the event of a transaction or occurrence in which the Common Shares of the Corporation are converted into or exchanged for securities, cash and/or other property as a result of any capital reorganization or reclassification of the capital stock of the Corporation, or consolidation or merger of the Corporation with or into another corporation or entity, or the sale of all or substantially all of its assets to another corporation or entity, the Corporation shall cause the Common Stock Account to reflect on a bookkeeping basis the securities, cash and other property that would have been received in such reorganization, reclassification, consolidation, merger or sale in an equivalent amount of Common Shares equal to the balance in the Common Stock Account and, from and after such reorganization, reclassification, consolidation, merger or sale, the Common Stock Account shall reflect on a bookkeeping basis all dividends, interest, earnings and losses attributable to such securities, cash, and other property.
     10.3 Amendment in the Event of a Change of Control. On and after a Change of Control, the provisions of Article II, Article IV, Article V, Article VI, Article VII, Article VIII, Article IX, and this Article X, may not be amended or modified as such Sections and Articles apply with regard to the Participants’ Pre-Change of Control Account Balances.
ARTICLE XI
MISCELLANEOUS PROVISIONS
     11.1 Unfunded Plan. This Plan is an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly-compensated employees.”
     11.2 No Commitment as to Employment. Nothing herein contained shall be construed as a commitment or agreement upon the part of any Employee hereunder to continue his or her employment with an Employer, and nothing herein contained shall be construed as a commitment on the part of any Employer to continue the employment, rate of compensation, or terms and conditions of employment of any Employee hereunder for any period. All Participants shall remain subject to discharge to the same extent as if the Plan had never been put into effect.

     11.3 Benefits. Nothing in the Plan shall be construed to confer any right or claim upon any person, firm, or corporation other than the Participants, former Participants, and Beneficiaries.
     11.4 Absence of Liability. No member of the Board of Directors of the Corporation or a subsidiary or committee authorized by the Board of Directors, or any officer of the Corporation or a subsidiary or officer of a subsidiary shall be liable for any act or action hereunder, whether of commission or omission, taken by any other member, or by any officer, agent, or Employee, except in circumstances involving bad faith or willful misconduct, for anything done or omitted to be done.
     11.5 Expenses. The expenses of administration of the Plan shall be paid by the Corporation.
     11.6 Precedent. Except as otherwise specifically agreed to by the Corporation in writing, no action taken in accordance with the Plan by the Corporation shall be construed or relied upon as a precedent for similar action under similar circumstances.
     11.7 Withholding. The Corporation shall withhold any tax that the Corporation in its discretion deems necessary to be withheld from any payment to any Participant, former Participant, or Beneficiary hereunder, by reason of any present or future law.
     11.8 Validity of Plan. The validity of the Plan shall be determined and the Plan shall be construed and interpreted in accordance with the laws of the State of Ohio. The invalidity or illegality of any provision of the Plan shall not affect the validity or legality of any other part thereof.
     11.9 Parties Bound. The Plan shall be binding upon the Employers, Participants, former Participants, and Beneficiaries hereunder, and, as the case may be, the heirs, executors, administrators, successors, and assigns of each of them.
     11.10 Headings. All headings used in the Plan are for convenience of reference only and are not part of the substance of the Plan.
     11.11 Duty to Furnish Information. The Corporation shall furnish to each Participant, former Participant, or Beneficiary any documents, reports, returns, statements, or other information that it reasonably deems necessary to perform its duties imposed hereunder or otherwise imposed by law.
     11.12 Validity. In case any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.
     11.13 Notice. Any notice required or permitted under the Plan shall be deemed sufficiently provided if such notice is in writing and hand delivered or sent by registered or certified mail. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or on the receipt for registration or certification. Mailed notice to the Corporation shall be directed to the Corporation’s address, attention: KeyCorp Compensation and Benefits Department. Mailed notice to a Participant or Beneficiary shall be directed to the individual’s last known address in the Employer’s records
     11.14 Successors. The provisions of this Plan shall bind and inure to the benefit of each Employer and its successors and assigns. The term successors as used herein shall include any corporate or other business entity, which shall, whether by merger, consolidation, purchase or otherwise, acquire all or substantially all of the business and assets of an Employer.

ARTICLE XII
COMPLIANCE WITH
SECTION 409A OF THE CODE
          12.1 Compliance With Section 409A. The Plan is intended to provide for the deferral of compensation in accordance with the provisions of Section 409A of the Code and regulations and published guidance issued pursuant thereto. Accordingly, the Plan shall be construed in a manner consistent with those provisions and may at any time be amended in the manner and to the extent determined necessary or desirable by the Corporation to reflect or otherwise facilitate compliance with such provisions with respect to amounts deferred on and after January 1, 2005. Notwithstanding any provision of the Plan to the contrary, no otherwise permissible election, deferral, accrual, or distribution shall be made or given effect under the Plan that would result in early taxation or assessment of penalties or interest of any amount under Section 409A of the Code.
          Notwithstanding any provision of the Plan to the contrary, Plan benefits shall not be distributed to a Participant earlier than:
•	the Participant’s separation from service as determined by the Secretary of the Treasury (except as provided below with respect to a key employee of the Corporation);

•	a specified time (or pursuant to a fixed schedule) specified under the Plan and Participant’s Participation Agreement prior to the date of the Participant’s deferral of Compensation;

•	the date of the Participant’s Disability, or

•	death of the Participant.
          If it is determined that a Participant constitutes a “key” employee (as defined in Section 416(i) of the Code without regard to paragraph (5) thereof) of the Corporation, the Participant shall not commence any distribution of his or her Plan benefits before the date which is six months after the date of the Participant’s separation from service (or, if earlier, the date of death of the Participant).

KEYCORP

By:	/s/ Thomas E. Helfrich

Title:	Executive Vice President